Exhibit 10.2

NOTE PURCHASE AGREEMENT

Hudson Technologies, Inc.

PO Box 1541, One Blue Hill Plaza

Pearl River, NY 10965

Gentlemen:

This Agreement, dated March 19, 2009, sets forth the agreement of Hudson Technologies, Inc. (the "Company") and Richard Parrillo (the "Purchaser") with respect to the purchase by the Purchaser from the Company of an aggregate of $1,000,000 principal amount of a 10% Secured Subordinated Promissory Note (the "Note") for a purchase price of $1,000,000.

The Company hereby agrees to sell to the Purchaser, and the Purchaser hereby agrees to purchase from the Company, the principal amount of the Note, the form of which is attached hereto as Exhibit A

In order to induce the Company to sell the Note hereunder, the Purchaser hereby represents and warrants to, and covenants with, the Company as follows:

The Purchaser understands that (A) the transaction in which the Company is selling and the Purchaser is acquiring the Note has not been registered under the Securities Act of 1933, as amended (the "Act"), or the securities laws of any state, based upon applicable exemptions from such registration requirements; (B) the interest of the Purchaser in the Note may not be sold or otherwise transferred by the Purchaser unless the Note has been first registered under the Act and any applicable state securities laws, or unless exemptions from such registration provisions are available with respect to said sale or transfer; and (C) the Company is under no obligation to register the Note under the Act or any state securities laws or to make any exemption from registration available to the Purchaser;

The Purchaser is acquiring the Note solely for the account of the Purchaser for investment purposes and not with a view to distribution;

The Purchaser agrees that he will not sell, transfer, hypothecate or otherwise dispose of any interest in the Note other than pursuant to an effective registration statement under the Act unless prior thereto the Company receives either an opinion of the Company's counsel or counsel for the Purchaser reasonably acceptable to the Company, in form and substance reasonably acceptable to the Company, that the proposed transaction is exempt from the registration provisions of the Act and the registration provisions of all applicable state securities laws.

The Purchaser has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks involved in the purchase of the Note;

The Purchaser represents that he is an "accredited investor" as such term is defined in Rule 501 of Regulation D promulgated under the Act;

The Purchaser has received or had access to and has reviewed the Company's Annual Report on Form 10-K for the year ended December 31, 2008 and any Current Reports on Form 8-K filed by the Company since December 31, 2008 and the Purchaser understands that, in addition to the risks relating to the Company set forth in the foregoing reports filed by the Company with the Securities and Exchange Commission, an investment in the Note is subject to the following additional risks:

    the offering price and other terms of the Note do not necessarily bear any relationship to the value of the Company's assets, its net worth and its results of operations or any other established criteria of value.
    Payment of principal and interest under the Note is subordinated and subject to the prior rights of Keltic Financial Partners LP and Bridge Healthcare Finance, LLC, (collectively, "Keltic") and to any additional debt that the Company has issued or may issue that ranks senior to the Notes. Right of payment of principal and interest under the Note will rank pari passu with the holders of up to $1,000,000 principal amount of additional Notes that the Company is issuing on or about the date hereof and to any future Company debt that ranks pari passu with the Notes. The security interest granted to the Company to the Purchaser of the Notes pursuant to the Security Agreement (as defined in the Notes) will be pari passu with the holders of up to $1,000,000 principal amount of additional Notes that the Company is issuing on or about the date hereof, but will be subordinate to a first priority security interest held by Keltic, a continuing security interest held by Busey Bank and current security interests held by purchase money lenders with respect to certain assets of the Company. The Company may also issue additional debt after the date hereof that ranks senior to, or pari passu with, the Notes.
    the Company may not be able to meet its obligations relating to the Note.

The Purchaser has had a reasonable opportunity to ask questions of and receive answers from the Company, or a person or persons acting on behalf of the Company, concerning the Company and its financial condition, and all such questions, if any, have been answered to the full satisfaction of the Purchaser;

The Purchaser has full power and authority to execute and deliver this Agreement and to perform the obligations of the Purchaser hereunder, and this agreement is a legally binding obligation of the Purchaser in accordance with its terms.

Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives and assigns.

This Agreement and the documents referenced herein and in Exhibit A attached hereto contain the entire agreement of the parties and there are no representations, covenants or other agreements except as stated or referred to herein and therein.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of law principles.

This Agreement may only be modified by a written instrument executed by the Purchaser and the Company.

All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or mailed by certified or registered mail, return receipt requested, postage prepaid, as provided in the Note.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date written above.

COMPANY:

HUDSON TECHNOLOGIES, INC.

By:	/s/ Kevin J. Zugibe
Name:	Kevin J. Zugibe
Title:	C.E.O.
Address:	One Blue Hill Plaza
Pearl River, New York 10985

PURCHASER:

/s/ Richard Parrillo
Richard Parrillo

EXHIBIT A

THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), PURSUANT TO SECTION 4(2) OF SAID ACT AND NOT WITH A VIEW TO OR IN CONNECTION WITH THE DISTRIBUTION THEREOF. THIS NOTE MAY NOT BE OFFERED FOR SALE OR SOLD OR OTHERWISE DISPOSED OF EXCEPT UPON COMPLIANCE WITH THE REGISTRATION PROVISIONS OF THE ACT OR AN EXEMPTION FROM SUCH PROVISIONS.

THIS NOTE IS SUBJECT AND SUBORDINATE TO THE RIGHTS OF KELTIC FINANCIAL PARTNERS, LP AND BRIDGE HEALTHCARE FINANCE, LLC, PURSUANT TO A CERTAIN SUBORDINATION AND INTERCREDITOR AGREEMENT, DATED MARCH 26, 2009.

HUDSON TECHNOLOGIES, INC.

10% SECURED SUBORDINATED PROMISSORY NOTE
$1,000,000.00	March 26, 2009
Pearl River, New York
  MAKER'S PROMISE TO PAY

  FOR VALUE RECEIVED, Hudson Technologies, Inc., a New York Corporation having its principal offices located at PO Box 1541, One Blue Hill Plaza, Pearl River, New York (the "Maker") promises to pay to the order of Richard Parrillo (the "Payee") having an address at 163 Hooton Road, Mount Laurel, NJ 08054, at Payee's address set forth above (or at such other place as the holder of this Note may from time to time direct by notice in writing to Maker), the principal sum of One Million and 00/100 ($1,000,000.00) Dollars in such coin or currency of the United States as shall at the time be legal tender for the payment of public and private debts, on September 30, 2009 (the "Maturity Date") as evidenced by this instrument (the "Note"). The Payee, assignee or anyone entitled to receive payments under this Note shall be hereinafter referred to as the "Note Holder". This Note is one of a series of subordinated promissory notes being issued by the Company on or about March 26, 2009 pursuant to the Company in the aggregate principal amount of $ 2,000,000 (collectively, the "Notes").

  INTEREST

  Interest will be charged on the outstanding principal of this Note from time to time until the full amount of principal has been paid, at an annual rate of ten (10.00%) percent (the "Note Rate").

  PAYMENTS
    Interest accrued on the outstanding principal amount of this Note shall otherwise be payable monthly in arrears on the first day of each month commencing April 1, 2009 and continuing each month thereafter. Any and all unpaid interest shall be due and payable on the Maturity Date. The interest payable hereunder will not be added to the unpaid principal amount of the Note and will not accrue interest at the Note Rate.
    Notwithstanding anything to the contrary contained in this Note, Maker shall not be obligated to pay, and the Note Holder shall not be entitled to charge, collect or receive, interest in excess of the maximum rate allowed by applicable law. During any period of time in which the interest rate specified herein exceeds such maximum rate, interest shall accrue and be payable at such maximum rate. Any amounts of interest collected by the Note Holder in excess of such maximum rate shall be deemed to apply to principal and all payments of interest and principal shall be recalculated to allow for such characterization.
    All payments received on account of this Note shall be applied first to the payment of accrued interest on this Note, and then to the reduction of the unpaid principal balance of this Note. Interest shall be computed on the basis of a year of 360 days, for the actual number of days elapsed.
    In the event that the date for payment of any amount payable under this Note falls due on a Saturday, Sunday or public holiday under the laws of the State of New York, then such payment shall be made on the first business day following the date on which such payment shall have so fallen due, without any interest or other payment in respect of such delay, with the same force and effect as if made on the date payment had originally fallen due.
  MAKER'S RIGHT TO PREPAY

  The Maker shall not have the right to prepay any part of this Note without the express written consent of the Payee.

  MAKER'S FAILURE TO PAY AS REQUIRED

  Not in limitation of any other right at law or in equity, upon the occurrence of any of the following events of default (each, an "Event of Default"), the unpaid principal amount of this Note shall become immediately due and payable by the Maker, together with the interest accrued thereon, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Maker:

    The Maker's failure to make any payment of principal and/or interest due under this Note on the date the same is due;
    The Maker's failure to keep and perform all promises, agreements, conditions and provisions of this Note, which, if such default does not involve the payment of money, is not cured within ten days; or
    The Maker makes a general assignment for the benefit of creditors; or files a voluntary petition in bankruptcy, or a petition for reorganization, arrangement, composition, readjustment or similar relief under any present or future statute, law or regulation, or shall file an answer admitting or not contesting the material allegations of a petition against it in any such proceeding; or admits in writing its inability to pay its debts as they become due; or permits an attachment to be made on any substantial part of Maker's property or assets; or if an involuntary petition in bankruptcy is filed against any obligor and not dismissed within sixty (60) days; or if a receiver or trustee is appointed for all or any part of the property and assets of any obligor.

Upon any such Event of Default all sums payable hereunder shall be immediately due and payable together with all reasonable expenses incurred by the Note Holder in the collection of this indebtedness resulting from such Event of Default, including, without limitation, the Note Holder's reasonable fees for one attorney of its choice for representation of the Note Holder in connection with the collection of such indebtedness.

6. REQUIRED NOTICES

Unless applicable law requires a different method, any notice required to be given to any of the parties hereto shall be in writing and shall be deemed to have been sufficiently given by delivering it or by mailing it by first class mail to such party at the address set forth above or any alternate address as provided by such party in writing.

7. SECURITY AND SUBORDINATION

This is the Note referred to in that certain Security Agreement between the Maker and the Payee, dated March 18, 2009 (the "Security Agreement"), and is entitled to the benefits of all of the terms and conditions and the security of all of the security interests and liens granted pursuant to the Security Agreement. This Note shall be subordinated to all indebtedness, liabilities and other obligations of the Company, whether now existing or hereinafter incurred, except that this Note shall rank pari passu with the other Notes and except to the extent expressly provided in agreements relating to any such indebtedness, liabilities and other obligations.

8. MISCELLANEOUS

a. No delay or omission by the Note Holder in exercising any right or power hereunder shall operate as a waiver of such right or power, and a waiver on one occasion shall not be construed as a waiver or a bar to the exercise of any right on any other occasion.

b. The rights and remedies of the Note Holder as provided in this Note shall be cumulative and concurrent, and may be pursued singly, successively, or together at the sole discretion of the Holder. The failure to exercise any such right or remedy shall in no event be construed as a waiver or release of said rights or remedies or of the right to exercise them at any time later.

c. None of the terms and conditions of this Note may be amended, modified or waived orally, but only in a writing signed by the Maker and the Note Holder.

d. This Note shall be governed by, and construed in accordance with, the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

e. If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected hereby.

f. This Note shall be binding upon the Maker and the Maker's successors and assigns; provided that the Maker may not assign this Note without the Note Holder's consent.

IN WITNESS WHEREOF, this Note has been executed and delivered on the date first above written by the duly authorized representative of the Company.

HUDSON TECHNOLOGIES, INC.

By:__________________________

Name:

Title: